Exhibit 99.8

FUTURE VISION II ACQUISITION CORP.

CODE OF ETHICS AND BUSINESS CONDUCT

1. Introduction and Purpose The Board of Directors (the “Board”) of Future Vision II Acquisition Corp. (the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”). This Code is applicable to all directors, officers, and employees of the Company.

The purpose of this Code is to:

●	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

●	Promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications;

●	Promote compliance with applicable governmental laws, rules, and regulations;

●	Promote the protection of Company assets, including the Company’s trust account;

●	Promote prompt internal reporting of violations of this Code; and

●	Ensure accountability for adherence to this Code.

2. Conflicts of Interest A “conflict of interest” occurs when an individual’s private interest interferes, or even appears to interfere, in any way with the interests of the Company. Directors and officers must avoid conflicts of interest with the Company.

Given the Company’s nature as a special purpose acquisition company, specific attention must be paid to the following:

●	Target Evaluation: Directors and officers must proactively disclose to the Audit Committee any pre-existing financial, familial, or fiduciary relationships with any potential business combination target, its affiliates, or its management team.

●	Sponsor Affiliations: While it is understood that directors and officers may have affiliations with the Company’s sponsor, any transaction between the Company and the sponsor (or its affiliates) must be reviewed and approved by the independent members of the Board or the Audit Committee to ensure it is negotiated on an arm’s-length basis.

●	Any director or officer who becomes aware of a conflict or potential conflict must bring it to the attention of the Chairman of the Audit Committee immediately.

3. Corporate Opportunities Directors and officers are prohibited from taking for themselves personally (or directing to a third party) opportunities that are discovered through the use of corporate property, information, or position, unless such opportunity has first been presented to the Company and the Board has formally declined to pursue it.

Note: This provision is subject to any specific waivers or limitations regarding the doctrine of corporate opportunity explicitly set forth in the Company’s Amended and Restated Memorandum and Articles of Association.

4. Confidentiality and Insider Trading Directors and officers must maintain the confidentiality of information entrusted to them by the Company or its target companies, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its prospective business combination targets if disclosed.

Furthermore, directors and officers are strictly prohibited from trading in the Company’s securities (or the securities of a target company) while in possession of material non-public information (MNPI), or from tipping such information to others. This prohibition applies strictly during the negotiation, due diligence, and execution phases of any initial business combination.

5. Protection and Proper Use of Company Assets All directors and officers should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability.

Crucially, the Company’s trust account, established in connection with its initial public offering, must be strictly protected. No director, officer, or employee may authorize or permit any withdrawal, disbursement, or use of the trust account funds except in strict accordance with the trust agreement governing such account and the Company’s organizational documents.

6. Fair Dealing Each director and officer shall endeavor to deal fairly with the Company’s target companies, vendors, competitors, and shareholders. No director or officer shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

7. Full, Fair, and Accurate Disclosure As a public company, it is of critical importance that the Company’s filings with the SEC be full, fair, accurate, timely, and understandable. Directors and officers are expected to provide accurate information to the Company’s legal counsel and independent auditors to ensure that the Company’s public disclosures, including all proxy statements, registration statements, and periodic reports, meet the requirements of U.S. securities laws.

8. Compliance with Laws, Rules, and Regulations Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All directors and officers must respect and obey the laws, rules, and regulations of the jurisdictions in which the Company operates, including the rules and regulations of the SEC and The Nasdaq Stock Market.

9. Reporting and Enforcement The Company encourages the proactive reporting of any illegal or unethical behavior.

●	Reporting: Directors and officers who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers, or directors must immediately report it to the Chairman of the Audit Committee.

●	Non-Retaliation: The Company strictly prohibits retaliation against any individual who, in good faith, reports a suspected violation of this Code.

●	Enforcement: The Board (or the Audit Committee, if designated) shall be responsible for investigating any reported violations and shall determine the appropriate disciplinary action, which may include termination of the individual’s relationship with the Company.

10. Waivers and Amendments Any waiver of this Code for executive officers or directors may be made only by the Board or a committee of the Board comprised solely of independent directors. Any such waiver or any material amendment to this Code must be promptly disclosed to the Company’s shareholders as required by applicable law, SEC rules, and the Nasdaq listing standards.

3